LAND BANK LOAN/

PARTICIPATION AGREEMENT

(Revised)

 July 26, 2013

This Land Bank Loan/Participation Agreement revises and replaces the previous Agreement signed and Dated July 26, 2013.

Land Bank Loan Ref.: Tract #1, 320 Acres, Jack County, Texas

This Land Bank Loan/Participation Agreement (the “LPA”) is by and between Proven Fields Energy, LLC – The Jack County Prospect, Jack Ward, President, hereinafter referred to as the “Participant”, and Santa Fe Land, LLC., a Texas Limited Liability corporation (the “Land Bank”), a wholly owned subsidiary of Santa Fe Petroleum, Inc., hereinafter referred to as “SFL”, together referred to as the “Parties”.

Article I: The Financing

1.1 The Loan. Participant agrees, based on the terms and conditions and relying upon the representations and warranties set forth in this Agreement, to lend to the Land Bank, and Land Bank agrees to borrow from Participant, a loan (the “Loan) to be more fully described in a note (the “Note”) and payable according to the terms of the Note (the form of which is attached hereto). As a condition to the making of any Loan, the Land Bank shall execute and deliver to Participant a Note evidencing the terms of repayment of such Loan. The Participant shall fund the Loan in a total amount of $340,000, with $35,000 non-refundable earnest money (“Earnest Money”) to be funded on or before July 29, 2013 and an additional $305,000 to be funded on or before the earlier of August 26, 2013 or the final funding of that certain related Santa Fe Letz #1 Working Interest Purchase Agreement by Santa Fe Petroleum, Inc. dated the date hereof (the “Final Funding”).

(the objective in para. no. 1.1 above is that the funding of the Land Bank loan proceeds total of $340,000 must be complete at the same time the Working Interest Purchase (WIP) amount of $1,590,950 is complete, but no later than August 26, 2013. Otherwise, should the WIP get funded first we would have all of the drilling funds but the land would not have been paid for. Thus, the Land Bank funding is priority 1 to get funded vs. the WIP; otherwise we loose the land to drill on. Bottom line, the land must be funded on or before August 26, 2013 even if the WI Purchase takes a while longer.)

1.2 Loan Due Date: The Loan will be due in two years from the date of the Final Funding, (the “Maturity Date”), unless extended by the Parties provided that if by August 26, 2013 there has not been a Final Funding, the parties agree that the LPA Loan of the Earnest Money shall be voided and the Land Bank shall be entitled to keep all Loans to date (including the Earnest Money) without any repayment, interest, participation return, additional return or other payment due thereon.

1.3 Use of Proceeds. The purpose of the Loan is to provide the investment funds for the leasing of mineral interest acreage (MIA) for the drilling of oil and gas well prospects. Expenses involved in the leasing and/or lease purchasing process may include but not be limited to mineral interest lease bonus per acre, land man services, attorney fees for title review, curative, division orders, title certification, surveys, administrative expenses, etc. (costs). The Loan will be used to lease and/or purchase existing leases on approximately 320+- acres of land (the “Property”). The Property will be divided into well drilling unit tracts of typically 40 acres each per the driller’s instruction.

1.4 Participation Return. Once there has been a Final Funding, a 50% participation return will be due on or before the “Maturity Date”. For example, if there is no sale of all or a portion of the Property prior to the Maturity Date, then $510,000 ($340,000 of principal plus a participation return of $170,000) shall be due on the Maturity Date, unless extended by the Parties. If there is no Final Funding there shall be no participation return on amounts provided by the Participant to the Land Bank and all monies funded to date shall be forfeited.

1.5 Sale of Property Prior to Maturity Date.

(a) Participation Return. If prior to the Maturity Date, the Land Bank sells all or a portion of the Property, within ten Business Days (a “Business Day” being any day on which the banks in the State of Texas are generally open) of such sale funding, the Land Bank shall repay the portion of the Loan plus a 50% participation return thereon based on the ratio between the acreage sold and the total acreage of the Property. Upon a sale of a portion of the Property and the payment described above, the terms “Property” and “Loan shall be adjusted accordingly.

By way of example, if Prior to the Maturity Date, the Land Bank sells 40 acres of Property, prior to the expiration of ten Business Days from such sale funding, (i) the Land Bank shall pay the Participant $63,750 (representing $42,500 of the principal on the Loan plus $21,250 of participation return, the 50%), (ii) the amount of the “Loan” shall be reduced by $42,500 and (iii) the amount of the “Property” shall be reduced by 40 acres.

(b) Additional Sale Proceeds: If prior to the Maturity Date, the Land Bank sells all or a portion of the Property and the Proceeds Per Acre sold exceeds the 50% Participation return, then the Land Bank shall retain the excess proceeds as income to the Land Bank.

“Proceeds Per Acre” is defined as the income pertaining to each acre of the Property (as may be prorated) from the sale of mineral interest acreage/leases and/or its reserves.

“Purchase Lease Price Per Acre” is defined as pertaining to each acre of the Property (as may be prorated) all direct and indirect associated costs of purchase (which initially shall be at least $1,062.50 per acre) and resale including but not limited to mineral interest lease bonus per acre, land man services, attorney fees, curative, title certification, administrative expenses, sale fees, closing costs and administrative fees.

If there is no Final Funding there shall be no return on amounts provided by the Participant to the Land Bank.

1.6 Area of Interest: This Participation Agreement is primarily for the purchase of mineral interest leases in, but not limited to, Jack County, Texas, being the primary focus area of Santa Fe Petroleum, Inc.’s Marble Falls (and/or other formations) oil and gas drilling projects.

This Agreement shall be governed by and construed under the laws of the State of Texas. Any dispute, claim or controversy arising out of or relating to this agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by binding arbitration in the City and County of Dallas, before one arbitrator. The arbitration shall be administered by JAMS and in English. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. Each party will bear its own costs for arbitration. The prevailing party in arbitration shall be entitled to reasonable attorneys’ fees.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and/or assigns.

IN WITNESS HERETO, the duly authorized representatives of the Parties have caused this Land Bank Loan/Participation Agreement to be executed as of this date first above written.

Santa Fe Land, LLC (“Land Bank”)

________________________________

Tom Griffin

President

Date: July 26, 2013

Proven Fields Energy, LLC – The Jack County Prospect (“Participant”)

___________________________

Jack Ward, President

20 Trailview Ct. Novato, CA 94945

Date: July 26, 2013

Form of Note

(Revised )

Santa Fe Land, LLC agrees and promises to pay to Proven Fields Energy, LLC – The Jack County Prospect the sum of $340,000 Dollars for value received. This Note affirms the terms set out in the Land Bank Loan/Participation Agreement (the “Agreement”), including (but not limited) those relating to the Maturity Date and the participation return. (each as described in the Agreement).

If there is no Final Funding (as defined in the Agreement) by August 26, 2013, this Note shall be deemed satisfied in full and Santa Fe Land, LLC shall owe no amounts that may otherwise be due under this Note including any principal, participation return or additional return (each as described in the Agreement).

The terms of the Agreement, including those related to governing law and arbitration apply to this Note as if they were set out below.

Santa Fe Land, LLC.

________________________

Tom Griffin, President

Date: July 26, 2013